EXHIBIT 99.1
NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD TO ACQUIRE HYATT DULLES AIRPORT FOR $72.5 MILLION
Acquisition Highlights:
•	Acquired at a forward twelve-month cap rate of 7.5%, EBITDA multiple of 11.2x, and EBITDA yield of 8.9%

•	Recently completed $5 million renovation favorably positions Hyatt Dulles in strong RevPAR market

•	Potential expansion of an additional 210 guestrooms and 16,000 square feet of meeting space provide future upside potential

•	Ashford’s direct hotel portfolio to increase to 78 assets totaling 12,995 rooms
DALLAS — (September 22, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed a definitive agreement to acquire the 316-room Hyatt Dulles in Herndon, VA, for $72.5 million in cash from Dulles Airport Hotel, LLC, an affiliate of Colony Capital, LLC.
The purchase price equates to an 11.2x forward twelve-month EBITDA multiple, an EBITDA yield of 8.9% and a forward twelve-month net operating income capitalization rate of 7.5%. The property generated revenues of $18.1 million on a trailing twelve month basis. The trailing twelve month unleveraged EBITDA yield is 7.3% and the net operating income capitalization rate is 6.0%. The acquisition is expected to close in October 2005.
Opened in 1989, the Hyatt Dulles has 316 rooms and 17,422 square feet of meeting space and two food and beverage facilities. Located in close proximity to Washington Dulles International Airport, the Hyatt Dulles is expected to benefit from the ongoing $3.4 billion expansion of the airport as well as the annex to the Smithsonian Air and Space Museum that is adjacent to the airport and draws an estimated 3.5 million visitors per year.
The Hyatt Dulles recently completed a $5 million renovation that included the refurbishment of all guestrooms. The renovation entailed new carpet and wall covering, new and upgraded soft goods, refurbishment of credenzas and work areas. In addition, bathrooms received new tile, granite vanities and new fixtures. Although following this renovation there will be no additional Hyatt brand capital requirements, Ashford intends to renovate the restaurants and public areas following the acquisition. Hyatt will continue to manage the property under a long term management agreement.
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “Over the last two years, the Dulles market has posted double-digit increases in RevPAR. With the infrastructure demand growth and no new hotel supply forecast in the near future, we believe the renovation of such a strong-branded and well-located asset as the Hyatt Dulles will position us to achieve significant EBITDA growth going forward. The potential opportunity to expand the hotel with an additional
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire Hyatt Dulles for $72.5 Million

September 22, 2005
210 guestrooms and up to 16,000 square feet of meeting space also offers compelling upside that we will be evaluating in the near future.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Colony Capital, LLC is a private, international investment firm focusing primarily on real estate-related assets and operating companies. Since 1991, Colony Capital has invested more than $15 billion in over 8,000 assets through various corporate, portfolio and complex property transactions. Colony has a staff of more than 110 and is headquartered in Los Angeles, with offices in New York, Boston, Hawaii, Paris, London, Madrid, Rome, Beirut, Hong Kong, Tokyo, Taipei, Shanghai and Seoul. For additional information visit www.colonyinc.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the forward EBITDA multiple, the forward income capitalization rate, the forward EBITDA yield, the expectation that the transaction will close in October 2005, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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